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                                                                   Exhibit 10.14

                               iROBOT CORPORATION

                       EMPLOYMENT AGREEMENT - GREG WHITE

THIS IS AN AGREEMENT, dated as of February 18, 2004 (the "Commencement Date") by and between iRobot Corporation, a Delaware corporation (the "Company" or "iRobot"), and Greg White (the "Employee").

                                    RECITALS:

     WHEREAS, the Company desires to continue to employ the Employee and the Employee desires to be employed by the Company;

     WHEREAS, the Company and the Employee desire to more formally memorialize the terms of employment detailed in an March 6, 2003 Offer Letter the ("Offer Letter");

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, the parties agree as follows:

     1.   Employment

Effective immediately, the Company shall continue to employ the Employee, and the Employee shall agree to continued employment by the Company, upon the terms and conditions hereinafter set forth.

     2.   Duties

The Employee shall serve as Executive Vice President - General Manager of the Company. In such capacity, the Employee will report to the President and Chief Executive Officer of the Company and will perform such duties on behalf of the Company consistent with such office, including primary responsibility for the sales and marketing of all products for the Company's Consumer Division. The Employee agrees to abide by the reasonable rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Board of Directors of the Company, provided they are not inconsistent with the provisions of this Agreement.

     3.   Term

The Employee's employment shall commence upon the Commencement Date and shall continue, unless sooner terminated as provided below, until December 31, 2005 (the "Employment Term").

     4.   Extent of Services


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During the term of his employment, the Employee will devote full time, at a minimum of 160 hours per month, and his best efforts to the performance of his duties under this Agreement. Under no circumstances will the Employee knowingly take any action contrary to the best interests of the Company.

     5.   Compensation

     In consideration of the services rendered by the Employee under this Agreement, the Company will pay the Employee compensation as follows:

          5.1 Base Salary. A base salary ("Base Salary") of $249,990 per year for the Employment Term, payable in accordance with the Company's ordinary payroll practices, and prorated for any partial year.

          5.2 Bonus. The Employee will be eligible to receive a target bonus of sixty (60%) percent, calculated on the Base Salary, each calendar year during the Employment Term in accordance with the achievement of certain revenue and profitability criteria to be mutually agreed through good faith negotiations between Company and Employee. The award and amount of any bonus are at the discretion of the CEO and President, and subject to approval by the Compensation Committee of the Board of Directors.

          5.3 Stock Options. The Company agrees to grant the Employee the following stock or stock option grants: (a) options to purchase up to one-half of one percent (0.5%) of the fully diluted capitalization of the Company as of March 30, 2003, at fair market value at the time of grant, vesting at a rate of 20% per year, with an acceleration provision for up to 40% of the grant at the time of a qualified Initial Public Offering of the Company's stock; (b) options to purchase up to one percent (1.0%) of the fully diluted capitalization of the Company as of March 30, 2003, at fair market value at the time of grant, vesting on December 31, 2007, December 31, 2008, and December 31, 2009, at a rate of 33.3% per year; provided however that the vesting shall be accelerated by achieving financial and marketing objectives to be determined through good faith negotiations between Company and Employee at the time of grant; and (c) a grant of restricted stock of one and one-half of one percent (1.5%) of the fully diluted capitalization of the Company as of March 30, 2003, at a price of one dollar ($1.00) per share, with restrictions lapsing over three years at a rate of 33.33% per year on the anniversary of hire, to be granted on November 1, 2003 provided the Employee remains employed at the Company.

     6.   Other Benefits

          6.1 Additional Compensation and Benefits. The Employee shall be entitled to three weeks of vacation in each fiscal year and health insurance consistent with the health insurance provided by the Company to other similarly-situated employees of the Company from time to time, where participation in benefit plans is subject to the terms and conditions of those plans and applicable company policy. The Employee will be entitled to such additional


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compensation, bonuses or benefits as the Company's Board of Directors, in its sole discretion, may decide from time to time.

          6.2 Expense. The Company will, upon substantiation thereof, reimburse the Employee for all reasonable expenses required in the ordinary course of business and incurred by the Employee in connection with the Company's business affairs. The Employee must regularly submit, to the Treasurer or President of the Company, a statement of these expenses and will comply with such other accounting and reporting requirements as the Company may from time to time establish.

          6.3 Severance Period. If (i) the Company terminates the employment of the Employee for reasons other than cause (as defined in Section 7.3), expiration of the Employment Term or the Employee's death or disability, or (ii) the Employee terminates his employment pursuant to Section 7.2(b), then for purposes of this Agreement, the "Severance Period" is the period of time beginning on the effective date of termination and ending at the later of the following times:

          (a) 6 months thereafter

          (b) The expiration of the non-compete clause of this Agreement.

          6.4 Severance Pay. The Employee is entitled to continuing pay at a level equal to his annual Base Salary in effect immediately prior to the Severance Period prorated for duration of the Severance Period ("Severance Pay"). Employee shall receive Severance Pay during the Severance Period in addition to any compensation due under Section 5 for services through termination and reimbursement, pursuant to Section 6.2, of all expenses incurred on or prior to termination. There is no obligation to pay a bonus as defined in Section 5.2, above, during the severance period. All payments under this Section 6.4 are subject to federal, state and local payroll or tax withholding.

     7.   Termination

          7.1 By the Company. The Company may terminate the Employee's employment with the Company (a) upon the expiration of the Employment Term in accordance with the terms of this Agreement, provided at least six (6) month notice of intention to terminate is provided by the Company to the Employee, (b) at any time without notice for "cause", as defined in subsections (a) or (c) of
Section 7.3, (c) at any time upon thirty (30) days' notice for "cause", as defined in subsections (b), (d) or (e) of Section 7.3, (d) at any time upon 60 days' advance notice (provided Severance Pay is paid to Employee), (e) if the Employee is incapacitated or disabled by accident, sickness or otherwise so as to render the Employee mentally or physically incapable of performing the services required to be performed under this Agreement with or without reasonable accommodation for a period of ninety (90) consecutive days or longer or for any ninety (90) days in any period of one hundred eighty (180) consecutive days or (f) upon the death of the Employee.


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          7.2   By the Employee. (a) The Employee may terminate his employment with the Company at any time upon 60 days' advance notice. (b) The Employee may terminate his employment with the Company if the Company materially breaches any of the terms or conditions contained herein. Any termination by the Employee under this subsection (b) shall be made by giving thirty (30) days' advance written notice of such termination, with reasonable specificity of the details thereof, and shall be deemed to be information subject to the confidentiality provisions of Section 8.2. Such notice of termination must be given within thirty (30) days of the alleged material breach precipitating the notice of termination, or, if the breach is not immediately known to the Employee, within thirty (30) days of the date the Employee learns of the alleged breach. A termination pursuant to this Section 7.2(b) shall take effect thirty (30) days after the giving of the notice contemplated hereby unless the Company shall, during such thirty (30) day period, remedy the alleged breach. The Employee acknowledges and agrees that any attempted remedy hereunder by the Company shall not be considered to be an admission of any violation or breach of this Agreement by the Company.

          7.3 Cause. For the purposes of Section 7.1 and Section 6.3, "cause" means:

                (a) participation in a fraud or act of dishonesty against the Company, including a breach of the duty of loyalty, which adversely affects the Company in a material way, or

                (b) failure or refusal to perform specific directives of the Company's Board of Directors consistent with the Employee's duties, unless the Employee remedies such failure or refusal (if such failure or refusal is susceptible to remedy) within thirty (30) days following notice by the Company of its intent to terminate the Employee's employment pursuant to this Section, or

                (c) conviction of a felony or any crime involving moral turpitude or dishonesty, or

                (d) material failure to adhere to written Company policies, unless the Employee remedies such failure (if such failure is susceptible to remedy) within thirty (30) days following notice by the Company of its intent to terminate the Employee's employment pursuant to this Section, or

                (e) a material breach of this Agreement or the Employee's Invention and Confidentiality Agreement executed on or about February 6, 2003.

          7.4 Amounts Payable Upon Termination. Upon termination of the Employee's employment with the Company in accordance with Section 7.1, all monies owed the Employee, other than Severance Pay obligations, if any, will become immediately payable, and all compensation and benefits under this Agreement with the exception of Severance Pay will cease, effective the date of termination.

     8.   Additional Terms

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          8.1   Non Competition. During the term of this Agreement and for a period of one (1) year after the termination of this Agreement for Section 8.1(a) and two (2) years after the termination of this Agreement for Sections 8.1(b) and 8.1(c), the Employee shall not, without the Company's prior written consent, which shall not be unreasonably withheld, directly or indirectly:

          (a) as an individual proprietor, partner, stockholder, officer, employee, consultant, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as a holder of not more than 5% of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products or services in the same specific categories similar to products or services that (i) were developed, produced, marketed or sold by the Company during the Employee's employment with the Company, or (ii) were discussed within the previous three years but not dismissed by the Company's Board of Directors during the Employee's employment;

          (b) recruit, solicit or induce, or attempt to induce, any employee, consultant or agent of the Company to terminate their employment with, or otherwise cease their relationship with, the Company after or just prior to the Employee's departure; or

          (c) divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee during the term of this Agreement.

          8.2 Confidentiality and Nondisclosure. In consideration and as a condition of the Employee's employment, or continuing employment, by iRobot and/or by companies which it owns, controls, or is affiliated with, or their successors in business (for purposes of this Section 8.2 only, the "Company"), and the compensation paid therefor, the Employee agrees:

                (a) (i) To keep confidential, except as the Company may otherwise consent in writing, and not to disclose, or make any use of except for the benefit of the Company, at any time either during or subsequent to the Employee's employment, any trade secrets, confidential information, knowledge, data, or other information of the Company relating to products, processes, know-how, designs, customer lists, business plans, marketing plans and strategies, and pricing strategies or any subject matter pertaining to any business of the Company or any of its clients, licensees or affiliates, which the Employee may produce, obtain or otherwise acquire during the course of his employment, except as herein provided and (ii) not to deliver, reproduce or in any way allow any such trade secrets, confidential information, knowledge, data or other information, or any documentation relating thereto, to be delivered or used by any third parties without specific direction or consent of a duly authorized representative of the Company.



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                    (b) In the event of the Employee's termination of
employment with the Company for any reason whatsoever, (i) to surrender and deliver to the Company promptly all records, materials, equipment, drawings and data of any nature pertaining to any invention or confidential information of the Company or to the Employee's employment, and the Employee will not take with him any description containing or pertaining to any confidential information, knowledge or data of the Company which the Employee may produce or obtain during the course of his employment and (ii) to sign and deliver a "Termination Certificate" in the form to be provided by the Company.

          8.3 Remedies. The Employee acknowledges that any breach of the provisions of this Section 8 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Employee agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Employee and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

     9.   Assignment of Inventions.

          9.1 Disclosure. The Employee will promptly and fully disclose to the Company any and all computer programs and documentation, inventions, discoveries, developments, designs, data, know-how, concepts and ideas, whether or not patentable, that are authored, conceived, developed, reduced to practice or prepared by the Employee alone or by the Employee and others, during the period of the Employee's employment with the Company, relating either to any computer programs and other products and services developed and/or licensed, sold, leased or otherwise distributed or put into use by the Company, during the term of the Employee's employment, or to any prospective activities of the Company known to the Employee as a consequence of employment with the Company (the "Inventions").

          9.2 Further Assurances. Upon and/or following disclosure of each Invention to the Company, the Employee will, during the Employee's employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

          9.3 Works Made For Hire. The Employee acknowledges that all computer programs, documentation, works of authorship and copyrightable works prepared in whole or in part by the Employee in the course of the Employee's employment, including without limitation all Inventions, will be "works made for hire" under the Copyright Act of 1976 (the "Copyright Act"), and will be the sole property of the Company and the Company will be the sole author of


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such works within the meaning of the Copyright Act. All such works, as well as all copies of such works in whatever medium, will be owned exclusively by the Company and the Employee hereby expressly disclaims any and all interests in such works. If the copyright to any such work would not be the property of the Company by operation of law, the Employee hereby and without further consideration, irrevocably assigns to the Company all right, title and interest in such work, including all so-called "moral rights," and will assist the Company and its nominees in every proper way, at the Company's expense, to secure, maintain and defend for the Company's own benefit copyrights and any extensions and renewals thereof on such work, including translations thereof in any and all countries, such work to be and to remain the property of the Company whether copyrighted or not. If the foregoing moral rights cannot be so assigned under the applicable laws of the countries in which such rights exist, the Employee hereby waives such moral rights and consents to any action of the Company that would violate such rights in the absence of such consent.

          9.4 Assignment; Power of Attorney. Without in any way limiting the foregoing, the Employee hereby assigns to the Company all right, title and interest to all Inventions, including but not limited to patent rights. In the event the Company is unable, after reasonable effort, to secure the Employee's signature on any letters patent, copyright or other analogous protection relating to an Invention, whether because of the Employee's physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution thereon with the same legal force and effect as if executed by the Employee.

     10.  Notices

     All notices under this Agreement must be in writing and must be delivered by hand or mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties as follows:

IF TO THE COMPANY:  iRobot Corporation

                            63 South Avenue
                            Burlington, MA 01803
                            Attention: Glen D. Weinstein


IF TO THE EMPLOYEE: To the address set forth below the signature of the Employee;

or to such other address as is specified in a notice complying with this Section
10. Any such notice is deemed given on the date delivered by hand or three days after the date of mailing.

     11.  Miscellaneous


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          11.1   Modification. This Agreement constitutes the entire Agreement between the parties with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral, including without limitation the Offer Letter. Notwithstanding the foregoing, nothing in this Agreement shall modify the Invention & Confidentiality Agreement executed by the Employee and Company on or about March 24, 2003. This Agreement may not be amended or revised except by a writing signed by the parties.

          11.2 Successors and Assigns. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, although the obligations of the Employee are personal and may be performed only by him.

          11.3 Captions. Captions have been inserted in this Agreement solely for convenience of reference, and in no way define, limit or affect the scope or substance of any provision of this Agreement.

          11.4 Severability. The provisions of this Agreement are severable, and invalidity of any provision does not affect the validity of any other provision. In the event that any court of competent jurisdiction determines that any provision of this Agreement or the application thereof is enforceable because of its duration or scope, the parties agree that the court in making such determination will have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form is valid and enforceable to the full extent permitted by law.

          11.5 Governing Law. This Agreement is to be construed under and governed by the laws of the Commonwealth of Massachusetts, excluding its conflict of laws provisions. Any and all actions under this Agreement shall be brought by the parties in the courts of the Commonwealth of Massachusetts, which is the exclusive jurisdiction and venue for this Agreement.

          11.6 Survival. The provisions of Sections 6.3, 6.4, 7, 8, 9, 10 and 11 shall survive the Employee's employment and the termination of this Agreement.

          11.7 Arbitration. Except for the right to obtain provisional remedies or interim relief, which right is preserved without any waiver of the right to arbitration, any dispute under this Agreement shall be settled by arbitration under the rules of the American Arbitration Association, in Boston, Massachusetts. The arbitration shall be kept confidential to the maximum extent practical. Such arbitration shall be final and binding on the parties. In the event of any dispute between the parties arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs incurred in the action, as determined by a court of competent jurisdiction or an arbitration court having competence under this Agreement.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                  iROBOT CORPORATION


                                  BY: /s/ Helen Greiner
                                     ------------------------------
                                     Helen Greiner, President


                                  EMPLOYEE

                                  /s/ Greg White
                                  ---------------------------------
                                       Greg White


                                  Address:



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